American Growth Fund, Inc.
110 16th Street
Suite 1400
Denver, CO 80202
33-626-060

N-SAR Item 77K - Form 8-K Item 4

American Growth Fund, Inc. was informed by its Auditor, Anton Collins Mitchell LLP, 303 East 17th, Suite 600, Denver, CO 80203, that they were terminating their agreement with us as Anton Collins Mitchell LLP will no longer be providing auditing services to mutual funds.

There were no problems, material inadequacies, adverse opinions, disclaimer of opinion or qualification as to uncertainties during the past 2 years.

American Growth Fund, Inc. entered into an agreement with Tait, Weller & Baker LLP, 1818 Market St Suite 2400, Philadelphia, PA 19103, on August 10, 2006 to assume the position of Outside Auditor.